SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to file Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-21404

                                Safety 1st, Inc.
             (exact name of registrant as specified in its charter)

            45 Dan Road, Canton, Massachusetts, 02021 (781) 364-3100 (address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          Common Stock, $0.01 Par Value
            (Title of each class of securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ ]                Rule 12h-3(b)(1)(ii)      [ ]

Rule 12g-4(a)(1)(ii)       [ ]                Rule 12h-3(b)(2)(i)       [ ]

Rule 12g-4(a)(2)(i)        [ ]                Rule 12h-3(b)(2)(ii)      [ ]

Rule 12g-4(a)(2)(ii)       [ ]                Rule 15d-6                [ ]

Rule 12h-3(b)(1)(i)        [X]

         Approximate number of holders of record as of the certification or
notice date:     1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Safety 1st, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 10, 2000                         By:    /s/ Michael Lerner
                                               ---------------------------------
                                               Name:   Michael Lerner
                                               Title:  Chief Executive Officer